Exhibit 99.1

CONTACT:
Polaris Industries Inc.
Richard Edwards, 763-542-0500

Polaris Reports Record Third Quarter 2012 Results; EPS Increased 40% to $1.33 With Sales Growth of 21%

Company increases full year 2012 guidance

Third Quarter Highlights:

  Net income increased 39% to $94.3 million, or $1.33 per diluted share, with sales escalating 21% to $879.9 million, setting third quarter sales and earnings records
  All product lines experienced double digit percentage sales increases during the 2012 third quarter, as North American retail unit sales climbed more than 10% on strong, enduring SxS and Victory Motorcycle demand
  Gross profit margins expanded 120 basis points to 29.5% driven by product cost reduction efforts, higher selling prices and manufacturing realignment savings
  Raising guidance for full year 2012 earnings to a range of $4.32 to $4.37 per diluted share, up 35% to 37% over 2011 based on expected full year 2012 sales growth of 19% to 20%.

MINNEAPOLIS--(BUSINESS WIRE)--October 18, 2012--Polaris Industries Inc. (NYSE: PII) reported record third quarter net income of $1.33 per diluted share for the quarter ended September 30, 2012, up 40 percent from the prior year’s third quarter net income of $0.95 per diluted share. Reported net income was $94.3 million for the 2012 third quarter, up 39 percent from the previous third quarter net income of $67.6 million. Sales for the third quarter 2012 totaled a record $879.9 million, an increase of 21 percent over last year’s third quarter sales of $729.9 million.

Scott Wine, Polaris’ Chief Executive Officer, commented, “We began the third quarter with significant momentum, and thanks to broad based consumer demand and market share gains for our RANGER® and RZR® side-by-side vehicles, we positioned the company for a strong finish to the year. This Polaris team again demonstrated the power of our combined focus on product innovation and execution by driving a greater than ten percent increase in Polaris North American unit retail sales in the third quarter. The growth in retail sales along with increased market share drove double digit sales growth in each of our product lines during the quarter. The innovation goes beyond just products – our Retail Flow Management pull process for motorcycles and enhanced MVP process for ORV has dramatically improved product availability and delivery for our dealers. Our ongoing operational excellence initiatives helped to ensure this growth was even more profitable, as the manufacturing realignment, along with numerous cost management programs, led to significant gross profit and net income margin improvements over the prior year period. These strong earnings enabled us to continue strategically spending in support of future growth across our portfolio.”

“Looking forward, we are very encouraged by the strong dealer and consumer reception to our new industry leading model year 2013 products. Our evolving and expanding product line-up reflects our continued focus on innovation as well as our sustained commitment to profitable growth. With three outstanding quarters behind us and the demonstrated ability of our team to identify and execute on new growth opportunities, 2012 is shaping up to be another record year for Polaris. Though we remain vigilant regarding economic developments and their impact on our customers, we are confident in our strategic direction and implementation and are raising our full year 2012 sales and earnings projections.”

2012 Business Outlook

The Company is increasing its previously issued sales and earnings guidance and now expects full year 2012 earnings in the range of $4.32 to $4.37 per diluted share, an increase of 35 to 37 percent over full year 2011 earnings of $3.20 per diluted share. Full year 2012 sales are now expected to grow in the range of 19 to 20 percent from 2011.

Third Quarter Performance Summary (in thousands except per share data)
	Three Months ended September 30,			Nine Months ended September 30,
Product line sales	2012	2011	Change	2012	2011	Change
Off-Road Vehicles	$ 573,020	$ 486,243	18%	$ 1,658,730	$ 1,356,566	22%
Snowmobiles	114,885	95,102	21%	128,405	110,865	16%
On-Road Vehicles	63,396	35,655	78%	192,789	111,449	73%
Parts, Garments & Accessories	128,638	112,861	14%	329,211	296,100	11%
Total Sales	$ 879,939	$ 729,861	+21%	$ 2,309,135	$ 1,874,980	+23%

Gross profit	$ 259,785	$ 206,836	+26%	$ 671,497	$ 536,275	+25%
Gross profit as a % of sales	29.5%	28.3%	+120 bpts	29.1%	28.6%	+50 bpts

Operating expenses	$ 126,445	$ 102,873	+23%	$ 351,574	$ 296,620	+19%
Operating expenses as a % of sales	14.4%	14.1%	+30 bpts	15.2%	15.8%	-60 bpts

Operating Income	$ 141,567	$ 110,290	+28%	$ 343,548	$ 256,794	+34%
Operating Income as a % of sales	16.1%	15.1%	+100 bpts	14.9%	13.7%	+120 bpts

Net Income	$ 94,345	$ 67,637	+39%	$ 224,246	$ 163,676	+37%
Net income as a % of sales	10.7%	9.3%	+140 bpts	9.7%	8.7%	+100 bpts

Diluted Net Income per share	$ 1.33	$ 0.95	+40%	$ 3.16	$ 2.30	+37%

Off-Road Vehicle (“ORV”) sales increased 18 percent from the third quarter 2011 to $573.0 million. This increase reflects continued North American market share gains for both ATVs and side-by-side vehicles, including the completely redesigned RANGER XP® 900 utility vehicle, which incorporates a new purpose built 900 EFI engine, enhanced ride, handling and comfort, and integrated PG&A solutions. Polaris North American ORV unit retail sales were up low double digits percent from the third quarter last year, with consumer purchases of side-by-side vehicles climbing more than 15 percent and ATV retail sales up mid-single digits percent. The Company estimates North American industry ORV retail sales in the third quarter 2012 rose mid-single digits percent from the third quarter of 2011. While our International businesses continued to gain market share, sales of ORVs outside of North America decreased 19 percent in the third quarter, primarily due to weak demand in Europe.

Snowmobile sales increased 21 percent to $114.9 million for the 2012 third quarter as compared to $95.1 million for the third quarter of 2011. This increase is due to the Company’s decision to escalate early season snowmobile shipments so as to better coincide with the start of the consumer retail snowmobile selling period. Sales of snowmobiles outside of North America, principally the Scandinavian region and Russia, increased 20 percent in the third quarter of 2012 compared to a year ago.

Sales of the On-Road Vehicles division, comprised primarily of Victory motorcycles, but also including Indian motorcycles and our GEM and Goupil electric vehicles, increased 78 percent over the same period last year to $63.4 million. Consumer demand for Victory motorcycles was strong in each of our global markets, as we continued to gain market share and expand distribution. Third quarter North American industry heavyweight cruiser and touring motorcycle retail sales were down single digits percent from 2011, while over the same period, Victory North American consumer unit retail sales increased over 25 percent. Sales of On-Road Vehicles to customers outside of North America increased over 150 percent during the 2012 third quarter.

Parts, Garments, and Accessories (“PG&A”) sales increased 14 percent during the third quarter 2012 compared to the same period last year. All product lines and product categories experienced increased sales, driven by the addition of over 250 new model year 2013 accessories and higher PG&A related sales to owners of the Company’s large installed base of vehicles. Sales of PG&A to customers outside of North America increased 21 percent during the 2012 third quarter compared to the same period last year.

International sales totaled $100.9 million for the 2012 third quarter, up three percent over the same period in 2011. The increase in third quarter sales resulted from a 13 percent combined increase in sales to customers in the Asia/Pacific and Latin American regions, along with higher sales of Victory motorcycles and the incremental sales from the Goupil acquisition. This was largely offset by lower ORV sales, primarily in Europe, due to sluggish economic conditions and a three percent unfavorable currency impact.

Gross profit was 29.5 percent of sales for the third quarter of 2012, a 120 basis point increase over the third quarter 2011. Gross profit dollars increased 26 percent to $259.8 million for the third quarter of 2012, compared to $206.8 million for the third quarter of 2011. The increase in both the gross profit percentage and gross profit dollars is primarily due to cost savings from product cost reduction efforts, production efficiencies on increased volumes, higher selling prices and ongoing cost saving from the manufacturing realignment project, partially offset by higher sales promotions and negative product mix.

Operating expenses for the third quarter of 2012 increased 23 percent to $126.4 million, or 14.4 percent of sales, versus $102.9 million or 14.1 percent of sales during the third quarter of 2011. Operating expenses in absolute dollars and as a percentage of sales for the third quarter of 2012 increased primarily due to higher research and development expenses, ongoing infrastructure investment for growth initiatives, and higher incentive compensation plan expenses due to stock price changes during the third quarter of 2012 compared to the same period in 2011.

Income from financial services increased 30 percent to $8.2 million during third quarter 2012 compared to $6.3 million in the third quarter of 2011. These results were primarily a consequence of increased profitability generated from retail credit portfolios with GE, Capital One and Sheffield and higher income from dealer inventory financing through Polaris Acceptance.

Non-operating other (income) was $4.0 million in the third quarter of 2012, compared to $5.5 million expense in the third quarter of 2011. The increase in profitability was derived from foreign currency exchange rate movements and the corresponding effects on foreign currency transactions related to the Company’s foreign subsidiaries.

Financial Position and Cash Flow

Net cash provided by operating activities increased 28 percent to $254.5 million for the year-to-date period ended September 30, 2012 compared to $198.1 million for the same period in 2011. The increase in net cash provided by operating activities for the 2012 period was due primarily to the increase in net income. Total debt at the end of the third quarter was $107.3 million, and the Company’s debt-to-total capital ratio was 14 percent at September 30, 2012, compared to 17 percent at the same period in 2011. Cash and cash equivalents were $412.9 million at September 30, 2012, an increase of 23 percent compared to $335.7 million for the same period in 2011.

Conference Call and Webcast Presentation

Today at 9:00 AM (CT) Polaris Industries Inc. will host a conference call and webcast to discuss Polaris’ 2012 third quarter earnings results released this morning. The call will be hosted by Scott Wine, CEO, Bennett Morgan, President and COO, and Mike Malone, Vice President―Finance and CFO. A slide presentation and link to the audio webcast will be posted on the Investor Relations page of the Polaris web site at www.polarisindustries.com/irhome.

To listen to the conference call by phone, dial 877-706-7543 in the U.S. and Canada, or 973-200-3967 internationally. The Conference ID is # 65258311.

A replay of the conference call will be available approximately two hours after the call for a one-week period by accessing the same link on our website, or by dialing 855-859-2056 in the U.S. and Canada, or 404-537-3406 internationally.

About Polaris

Polaris is a recognized leader in the powersports industry with annual 2011 sales of $2.7 billion. Polaris designs, engineers, manufactures and markets innovative, high quality off-road vehicles, including all-terrain vehicles (ATVs) and the Polaris RANGER® side-by-side vehicles, snowmobiles, motorcycles and on-road electric/hybrid powered vehicles.

Polaris is among the global sales leaders for both snowmobiles and off-road vehicles and has established a presence in the heavyweight cruiser and touring motorcycle market with the Victory and Indian motorcycle brands. Additionally, Polaris continues to invest in the global on-road small electric/hybrid powered vehicle industry with Global Electric Motorcars (GEM) and Goupil Industrie SA, and internally developed vehicles. Polaris enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships.

Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII”, and the Company is included in the S&P Mid-Cap 400 stock price index.

Information about the complete line of Polaris products, apparel and vehicles accessories are available from authorized Polaris dealers or anytime at www.polarisindustries.com.

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2012 sales, shipments, net income, net income per share, manufacturing realignment transition costs and savings in logistical and production costs, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the Company’s ability to successfully implement its manufacturing operations realignment initiatives, product offerings, promotional activities and pricing strategies by competitors; acquisition integration costs; warranty expenses; impact of changes in Polaris stock price on incentive compensation plan costs; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; changes in tax policy and overall economic conditions, including inflation, consumer confidence and spending and relationships with dealers and suppliers. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements.

(summarized financial data follows)

POLARIS INDUSTRIES INC. CONSOLIDATED STATEMENTS OF INCOME (In Thousands, Except Per Share Data) (Unaudited)

	For Three Months Ended September 30,		For Nine Months Ended September 30,
	2012	2011	2012	2011
Sales	$879,939	$729,861	$2,309,135	$1,874,980
Cost of sales	620,154	523,025	1,637,638	1,338,705
Gross profit	259,785	206,836	671,497	536,275
Operating expenses
Selling and marketing	57,211	49,074	152,899	129,740
Research and development	32,352	25,750	94,034	74,248
General and administrative	36,882	28,049	104,641	92,632
Total operating expenses	126,445	102,873	351,574	296,620

Income from financial services	8,227	6,327	23,625	17,139
Operating income	141,567	110,290	343,548	256,794

Non-operating expense (income):
Interest expense	1,465	1,270	4,443	2,766
Other (income) expense, net	(3,989)	5,480	(6,356)	3,921
Income before income taxes	144,091	103,540	345,461	250,107

Provision for income taxes	49,746	35,903	121,215	86,431
Net Income	$94,345	$67,637	$224,246	$163,676

Basic net income per share	$1.37	$0.98	$3.26	$2.38
Diluted net income per share	$1.33	$0.95	$3.16	$2.30

Weighted average shares outstanding:
Basic	68,692	68,937	68,761	68,761
Diluted	70,883	71,289	70,956	71,056

POLARIS INDUSTRIES INC. CONSOLIDATED BALANCE SHEETS (In Thousands) (Unaudited)

Subject to Reclassification	September 30, 2012	September 30, 2011

Assets
Current Assets:
Cash and cash equivalents	$412,898	$335,747
Trade receivables, net	136,346	108,889
Inventories, net	410,034	338,285
Prepaid expenses and other	43,576	37,762
Income taxes receivable	7,936	9,037
Deferred tax assets	80,040	62,269
Total current assets	1,090,830	891,989

Property and equipment, net	230,605	198,018
Investment in finance affiliate	47,521	37,273
Investment in other affiliates	12,000	882
Deferred tax assets	13,768	10,240
Goodwill and other intangible assets, net	76,704	59,658
Total Assets	$1,471,428	$1,198,060

Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of capitalized lease obligations	$2,607	$-
Accounts payable	228,332	187,780
Accrued expenses:
Compensation	159,637	160,414
Warranties	41,571	36,724
Sales promotions and incentives	105,340	80,234
Dealer holdback	75,983	61,196
Other	84,150	67,739
Income taxes payable	3,286	1,598
Total current liabilities	700,906	595,685

Long-term income taxes payable	6,749	7,156
Capital lease obligations	4,692	-
Long-term debt	100,000	100,000
Total liabilities	812,347	702,841

Shareholders’ Equity:
Total shareholders’ equity	659,081	495,219
Total Liabilities and Shareholders’ Equity	$1,471,428	$1,198,060

POLARIS INDUSTRIES INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In Thousands) (Unaudited)
Subject to Reclassification	For Nine Months
	Ended September 30,
	2012	2011

Operating Activities:
Net income	$224,246	$163,676
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	51,489	50,692
Noncash compensation	26,964	14,815
Noncash income from financial services	(2,479)	(3,398)
Deferred income taxes	(5,277)	(6,404)
Tax effect of share-based compensation exercises	(17,810)	(13,361)
Changes in current operating items:
Trade receivables	(20,272)	(17,563)
Inventories	(109,912)	(96,474)
Accounts payable	81,489	73,207
Accrued expenses	(451)	27,243
Income taxes payable/receivable	36,185	4,819
Prepaid expenses and others, net	(9,684)	827
Net cash provided by operating activities	254,488	198,079

Investing Activities:
Purchase of property and equipment	(65,804)	(62,474)
Investment in finance affiliate, net	(2,790)	3,294
Investment in other affiliates	(7,000)	-
Acquisition of businesses, net of cash acquired	(383)	(27,960)
Net cash used for investing activities	(75,977)	(87,140)

Financing Activities:
Borrowings under senior notes/capital lease obligations	2,232	100,000
Repayments under credit agreement/capital lease obligations	(2,137)	(200,000)
Repurchase and retirement of common shares	(58,978)	(62,462)
Cash dividends to shareholders	(76,009)	(46,147)
Tax effect of proceeds from share-based compensation exercises	17,810	13,361
Proceeds from stock issuances under employee plans	25,458	28,005

Net cash used for financing activities	(91,624)	(167,243)

Impact of currency translation on cash balances	675	(1,876)

Net decrease in cash and cash equivalents	87,562	(58,180)

Cash and cash equivalents at beginning of period	325,336	393,927

Cash and cash equivalents at end of period	$412,898	$335,747